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                                                                      EXHIBIT 99

                         SHAREHOLDER AUTHORIZATION FORM

[LSB Bancshares, Inc. Logo]
Direct Stock Purchase Plan
c/o EquiServe Trust Company
P.O. Box 43011
Providence, RI 02940-3011


                                                       NOTE: This is not a Proxy
Please mark |X| the appropriate box to enroll or change your current plan option. DO NOT RETURN THIS CARD UNLESS YOU HAVE SELECTED ONE OF THE FOLLOWING
OPTIONS:

[ ] FULL DIVIDEND REINVESTMENT: I wish to reinvest all dividends for this account. I may also make optional cash payments of a minimum of $50 to a maximum of $350,000 per calendar year.

[ ] PARTIAL DIVIDEND REINVESTMENT: I wish to reinvest my dividends on _____ shares and to receive cash for the dividends on my remaining shares. I may also make optional payments.

[ ] OPTIONAL CASH ONLY: I wish to make only optional cash payments to the Plan. I will receive a dividend check for all shares. Please make check or money order payable to EquiServe Trust Company, N.A.

                                                                         /  /
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Signature(s) of Registered Owner(s) - all registered owners MUST sign    Date

If you have an address change, please mark the box to the        [ ]
right and indicate the change on the reverse side of this form.

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                                Detach Card Here

        PLEASE READ CAREFULLY BEFORE SIGNING. TEAR ALONG PERFORATION AND
         RETURN THE TOP PORTION TO EQUISERVE IN THE ENVELOPE PROVIDED.
                  KEEP THE BOTTOM PORTION FOR YOUR REFERENCE.

                             INVESTMENT OPTIONS FOR
                LSB BANCSHARES, INC. DIRECT STOCK PURCHASE PLAN

FULL DIVIDEND REINVESTMENT - The dividends on all LSB Bancshares, Inc. shares for this account as well as dividends on shares credited to your account under the Plan will be invested to purchase additional shares. You may also invest by making optional cash payments of at least $50 up to a maximum of $350,000 per calendar year.

PARTIAL DIVIDEND REINVESTMENT - The dividends on less than all LSB Bancshares, Inc. shares held by you may be reinvested in the Plan. For example, if you own 300 shares and want to reinvest the dividends on 100 shares, check the "Partial Dividend Reinvestment" box and write 100 on the blank line. Dividends on the remaining 200 shares will be paid out in cash. You may also invest by making optional cash payments of at least $50 to a maximum of $350,000 per calendar year.

OPTIONAL CASH ONLY - You may make optional payments of at least $50 to a maximum of $350,000 per calendar year without reinvesting dividends on the shares you hold. Any shares purchased through optional payments will be credited to your account under the Plan. Dividends on all LSB Bancshares, Inc. shares credited to your account under the Plan will be paid to you in cash automatically.

QUESTIONS - If you have any questions, please contact LSB Bancshares, Inc., c/o EquiServe Trust Company, P.O. Box 43011, Providence, RI 02940-3011 or call toll-free: 1-866-367-6351.

Your participation in the Plan is subject to the terms set forth in the accompanying Prospectus. You may terminate participation in the Plan at any time by contacting the Plan Administrator or sending written notice to LSB Bancshares, Inc., c/o EquiServe Trust Company, P.O. Box 43011, Providence, RI 02940-3011.

DO NOT RETURN THIS FORM UNLESS YOU INTEND TO PARTICIPATE IN THE PLAN SINCE THIS FORM AUTHORIZES EQUISERVE TRUST COMPANY TO ENROLL YOUR ACCOUNT IN THE PLAN. IF THIS FORM IS SIGNED BUT NO BOX CHECKED, YOU WILL BE ENROLLED IN THE PLAN UNDER THE FULL DIVIDEND REINVESTMENT OPTION.

Return to:
LSB Bancshares, Inc.
Direct Stock Purchase Plan
c/o EquiServe Trust Company
P.O. Box 43011
Providence, RI 02940-3011